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                                                                   EXHIBIT 21.01

                         SUBSIDIARIES OF CSK AUTO, INC.

                                  JURISDICTION OF
          NAME                     INCORPORATION        DOING BUSINESS AS
          ----                    ---------------       -----------------

1.  Kragen Auto Supply Co.          California          Kragen Auto Parts

2.  Schuck's Distribution Co.       Washington          Schuck's Auto Supply